                                                                    Exhibit 4.2A

                                 ADDENDUM NO. 1

             TO MANAGEMENT CONTRACT MADE AND SIGNED ON APRIL 1, 2003

                       MADE AND SIGNED ON FEBRUARY 8, 2006

                                     BETWEEN

     LIPMAN ELECTRONIC ENGINEERING LTD.
     Public Co. 52-003894-4, a company duly registered in Israel
     ("LIPMAN")

                                                                OF THE ONE PART:

                                       AND

     PERRY YAACOV MANAGEMENT SERVICES LTD.
     Private Co. 51-322092-1, a company duly registered in Israel
     (the "MANAGEMENT COMPANY")

                                                              OF THE OTHER PART:

WHEREAS   a management agreement was made and signed on April 1, 2003 between the parties (hereinafter: the "MAIN CONTRACT"), by virtue of which, inter alia, Mr. Yaacov Perry serves as Chairman of the Board of
          Directors of Lipman; and

WHEREAS   the First Contract Period is due to end on February 8, 2006; and

WHEREAS   the parties wish: (a) to extend the First Contract Period, with certain changes as specified in this Addendum No. 1, and (b) to establish a new option plan upon the conditions specified in this
          Addendum No. 1;

     THEREFORE, THE PARTIES HEREBY AGREE, DECLARE AND STIPULATE AS FOLLOWS:

1.   The preamble to this Addendum No. 1 forms an integral part hereof.

2.   All the terms in this Addendum No. 1 shall be given the meaning assigned to them in the Main Contract.

3.   This Addendum No. 1 shall be deemed an integral part of the Main Contract.

4.   All the provisions of the Main Contract, including the provisions of clause
     10 thereof, shall remain in full force, save as explicitly modified by the provisions of this Addendum No. 1.

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5.   PERIOD OF THE CONTRACT

     5.1  The First Contract Period is hereby extended for a further period of
          36 (thirty six) months, to be counted from February 8, 2006 (the
          "EXTENDED CONTRACT PERIOD").

     5.2  Either party shall be entitled to terminate the contract during the
          Extended Contract Period, without any explanation or reason, by prior notice of ninety (90) days to be given in writing by the one party to the other (the "TERMINATION NOTICE").

6.   MANAGEMENT FEE

     6.1  During the Extended Contract Period, Lipman shall pay the Management
          Company a monthly sum of 42 (forty two) thousand shekels (the "MONTHLY
          MANAGEMENT FEE").

     6.2  Statutory VAT shall be added to the Monthly Management Fee, to be paid by Lipman to the Management Company against receipt of a lawful tax invoice.

     6.3  The Monthly Management Fee (plus VAT) shall be paid every month, by the fifth day of the month, for the management services that were provided by the Management Company during the previous month.

     6.4  The Monthly Management Fee shall be linked to the increase (but not decrease) in the consumer price index - the general index (the
          "INDEX"), according to the "last known index" method, the base index being the Index published on May 15, 2003 (in respect of April 2003), and the new index being the last Index known on the actual payment date. The linked Monthly Management Fee shall be adjusted once per quarter throughout the Extended Contract Period.

7.   OPTION PLAN

     7.1  In addition to the Monthly Management Fee and subject to receipt of all the approvals required in accordance with any statutory provision, the Management Company shall be allotted, following the signing of this Addendum No. 1, 100,000 (one hundred thousand) options, each convertible into one ordinary share of NIS 1 nominal value, of Lipman
          (the "WARRANTS").

     7.2  The Warrants shall be deposited with a trustee whose identity shall be determined by agreement between Lipman and the Management Company (the
          "TRUSTEE").

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     7.3  The options shall be exercisable, subject to the conditions detailed in this clause 7, in three lots, according to the breakdown and at the times specified below:

          7.3.1 Starting from February 8, 2007 - 33,333 (thirty three thousand three hundred and thirty three) options (the "FIRST LOT");

          7.3.2 Starting from February 8, 2008 - 33, 333 (thirty three thousand three hundred and thirty three) options (the "SECOND LOT");

          7.3.3 Starting from February 8, 2009 - 33,334 (thirty three thousand three hundred and thirty four) options (the "THIRD LOT");

          7.3.4 For the avoidance of doubt: In the circumstances specified in paragraph 7.9.2, the Management Company shall be entitled to exercise the options wholly or partly at different times than those specified in this paragraph 7.3.

     7.4  The options are cumulative, in the sense that the Management Company shall be entitled to exercise each lot (or any part thereof) starting from when the right of exercise first vests in relation to that lot and up to the end of one year from when the right to exercise the
          Third Lot vests, i.e. up to February 8, 2010 (the "EXERCISE PERIOD").
          At the end of the Exercise Period the options shall lapse and shall not vest the Management Company with any right.

     7.5  The exercise price of each option shall be the closing price on the
          Tel Aviv Stock Exchange (the "EXCHANGE") of an ordinary share of NIS 1 nominal value on the date when the allotment of the Warrants is approved by Lipman's shareholders' meeting (the "EXERCISE PRICE"). The options, as well as the Exercise Price, shall be subject to the
          Adjustment Rules detailed in APPENDIX B to the Main Contract.

     7.6  The options or any part thereof shall be exercised in a written notice of the Management Company to be delivered to Lipman (the "EXERCISE
          NOTICE"), to which shall be attached the full consideration for the exercise, which (subject to any adjustment to be made in accordance with APPENDIX B to the Main Contract), shall be the consideration obtained by multiplying the Exercise Price by the number of options in respect of which the Exercise Notice was given.

     7.7  Within fourteen (14) days from when the Management Company delivered to Lipman the Exercise Notice together with the consideration for the exercise, Lipman shall allot to the Management Company the shares the subject of the options that were exercised (the "EXERCISED SHARES")
          and

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          shall deliver to the Management Company share certificates in respect thereof.

     7.8  Lipman shall cause the Exercised Shares to be registered for trade on the Exchange and shall bear any expense or cost entailed therein. For the avoidance of doubt: The registration of the Exercised Shares on
          NASDAQ shall be done solely as part of a prospectus, if and to the extent that one is published by Lipman.

     7.9  In the event that the Main Contract lapses or is canceled (hereinafter jointly: "TERMINATION OF THE SERVICES"), the following provisions shall apply:

          7.9.1 If the Termination Notice is delivered to Lipman by the
                Management Company, the Management Company in such case shall be entitled only to those options for which the date of exercise had passed prior to the date of delivery of the Termination
                Notice.

          7.9.2 If the Termination Notice is delivered to the Management Company by Lipman for a cause other than any cause which enables the withholding of severance pay from an employee, then the
                following provisions shall apply:

               7.9.2.1 If the Termination Notice is delivered during the period up to February 8, 2007 - all the options included in the
                       First Lot shall belong to the Management Company, and the
                       entitlement with respect to all the rest of the options
                       shall automatically lapse.

               7.9.2.2 If the Termination Notice is delivered after February 8,
                       2007 - the Management Company shall be entitled to
                       exercise: (a) all the options included in the First Lot
                       (if they were not exercised until then); and (b) all the
                       options included in the Second Lot, pro rata to the
                       number of months elapsed from February 8, 2007 to the end
                       of ninety (90) days from the date of delivery of the
                       Termination Notice, and the entitlement with respect to
                       all the rest of the options shall automatically lapse.

               7.9.2.3 If the Termination Notice is delivered after February 8,
                       2008 - the Management Company shall be entitled to
                       exercise: (a) all the options included in the First Lot
                       (if they were not exercised until then); and (b) all the

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                       options included in the Second Lot (if they were not
                       exercised until then); and (c) all the options included
                       in the Third Lot, pro rata to the number of months
                       elapsed from February 8, 2008 to the end of ninety (90)
                       days from the date of delivery of the Termination Notice,
                       and the entitlement with respect to all the rest of the
                       options shall automatically lapse.

          7.9.3 Should the Management Company wish to exercise the options to which it is entitled by the provisions of paragraphs 7.9.1,
                7.9.2 and 7.9.3, it shall be obligated to deliver the Exercise
                Notice within ninety (90) days from the date of delivery of the
                Termination Notice. If the Termination Notice is not delivered -
                the options shall lapse.

          7.9.4 Notwithstanding that stated in this clause 7, in the event that the Management Company stops providing Lipman with management services in accordance with the provisions of the Main Contract, by reason of Perry's inability to fill the position due to incapacity for work or death, God forbid, the right shall
                continue to vest in the Management Company to exercise all the options in accordance with the provisions of this clause 7, at the same times and upon the same conditions to which it would have been entitled if not for the Termination of the Services.

          7.9.5 Lipman shall make best efforts to obtain all the approvals required in accordance with any statutory provision for the allotment of the options.

     7.10 The Management Company confirms that it is aware of the restrictions on the sale of securities under Section 15C of the Securities Law,
          5728-1968, and under NASDAQ Rule 144.

            IN WITNESS WHEREOF THE PARTIES HAVE SET THEIR HAND HERETO
                  AT THE PLACE AND ON THE DATE SPECIFIED ABOVE:

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       PERRY YAACOV MANAGEMENT                      LIPMAN ELECTRONIC
            SERVICES LTD.                            ENGINEERING LTD.

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